                                                                                                FYE
                                                          1ST QTR F'05     2004       2003      2002      2001       2000     1999
                                                          ------------     ----       ----      ----      ----       ----     ----
Pretax income from continuing operations, as reported       $ 26,560     $ 38,825   $ 45,117  $ 22,910  $ 40,772   $ 47,533 $ 57,410


Adjustments:
  Fixed charges                                                2,170       14,597     22,249    34,022    50,176     38,488   42,051
  Reclassify loss on early extinguishment of debt out
  of extraordinary                                                                                                  (24,600)
                                                        ----------------------------------------------------------------------------
Pretax income from continuing operations, as adjusted         28,730       53,422     67,366    56,932    90,948     61,421   99,461




Fixed charges:
  Interest expense, net                                        1,938       13,559     21,430    32,723    49,199     37,670   41,181
  Interest income                                               -             110        145       726       448        158       36
  Interest component of rent expense (estimated at 7.25%)        232          928        674       573       529        660      834
                                                        ----------------------------------------------------------------------------
                                                               2,170       14,597     22,249    34,022    50,176     38,488   42,051

EARNINGS TO FIXED CHARGES RATIO                                 13.2          3.7        3.0       1.7       1.8        1.6      2.4



Notes / Other information
>>>The Kopp minority interest expense does not reduce pretax income from continuing operations as Kopp has fixed charges
   (i.e. interest)
>>>The CPS minority interest income does not increase pretax income from continuing operations pursuant to (d)(3)(iii)

Rent expense                                                   3,200       12,800      9,300     7,900     7,300      9,100   11,500

Loss on early extinguishment of debt, net of tax                                                                     24,600
